Knoll, Inc. Announces New Director

East Greenville, Pa. September 27, 2006--Knoll, Inc., (NYSE:KNL) today announced the election of Sarah Elizabeth Nash to its Board of Directors.

Ms. Nash retired as a Vice Chairman of J.P. Morgan Chase & Co.'s Investment Bank where she was responsible for the firm's client relationships. Prior, she served as the Regional Executive and Co-Head of Investment Banking for North America at J.P. Morgan and Co.

Burton B. Staniar, Chairman of Knoll, stated "We are very pleased to welcome Sarah to our Board and we expect to benefit from her range of financial, strategic and managerial skills as we develop new ways to grow for our shareholders."

Ms. Nash serves on the Board of Directors of Merrimack Pharmaceuticals and Pathmark Stores, Inc.

She also serves as a trustee for Washington & Lee University, New York-Presbyterian Hospital, The New York Historical Society and The New York Restoration Project and is a member of the Business Leadership Council of CUNY.

The Company added that Kevin Kruse has resigned from its Board of Directors effective September 25, 2006; Mr. Kruse served as a director since December 2003.

"The Board thanks Kevin for his insight and contributions to the success of Knoll during his tenure," said Mr. Staniar.

Headquartered in East Greenville, Pennsylvania, Knoll, a leading designer and manufacturer of branded office furniture products and textiles, serves clients worldwide. Our commitment to innovation and modern design has yielded a comprehensive portfolio of products designed to provide enduring value and help clients shape their workplaces with imagination and vision. The Knoll commitment to high environmental standards is mandated by a comprehensive Environmental, Health & Safety Management Plan.

Contact:

Investors:

Barry L. McCabe,

Senior Vice President and Chief Financial Officer

215-679-1301

bmccabe@knoll.com

Media:

David E. Bright

Vice President, Communications

212-343-4135

dbright@knoll.com